Exhibit 6.2

MONTHLY FILAMENT DEVELOPMENT AGREEMENT

This Monthly Filament Development Agreement (“Agreement”) is entered into as of July 22th, 2025 (the “Effective Date”), by and between:

STRING CUBED, INC., a Florida corporation, with its principal place of business at 1304 Augusta National Blvd, Winter Springs, Florida 32708 (“String Cubed”),

and

TIMEPLAST, INC., a Florida corporation, with its principal place of business at 1000 Belle Avenue, Unit 1040, Casselberry, Florida 32708 (“Timeplast”).

1.	PURPOSE

The purpose of this Agreement is for String Cubed to develop, formulate, test, and provide a new filament formulation on a recurring basis for use in Timeplast’s filament subscription program and related commercial activities.

2.	SERVICES

String Cubed shall:

(a) Develop and provide one filament formulation per month for evaluation, testing, demonstration, and commercial distribution by Timeplast;

(b) Perform research, development, formulation, and optimization activities related to such filament;

(c) Provide reasonable technical support regarding the filament formulations supplied under this Agreement.

String Cubed shall determine the technical specifications and development methods used to create each filament.

3.	MONTHLY FEE

In consideration of the services provided by String Cubed, Timeplast shall pay String Cubed a monthly development fee of Nine Hundred Eighty-Nine Dollars ($989.00).

Payment shall be due within fifteen (15) days following receipt of invoice.

4.	INTELLECTUAL PROPERTY OWNERSHIP

All patents, patent applications, inventions, trade secrets, know-how, formulations, improvements, developments, discoveries, and other intellectual property created by String Cubed, whether before or during the term of this Agreement, shall remain the sole and exclusive property of String Cubed.

Nothing in this Agreement shall be construed as transferring ownership of any intellectual property from String Cubed to Timeplast.

5.	LIMITED LICENSE

During the term of this Agreement, String Cubed grants Timeplast a non-exclusive, non-transferable, revocable license to use, market, distribute, and sell the filament formulations developed under this Agreement solely in connection with Timeplast’s business operations.

This license does not grant ownership of any underlying intellectual property.

6.	FUTURE COMMERCIAL SUCCESS

The parties acknowledge that the monthly fee established under this Agreement is intended to support early-stage development activities and does not necessarily reflect the future commercial value of the technology.

If the filament subscription program or related commercialization activities generate material revenue, the parties agree to negotiate in good faith revised compensation terms, including increased monthly fees, royalty arrangements, profit-sharing arrangements, or other commercially reasonable compensation structures.

Nothing herein obligates String Cubed to continue providing development services indefinitely at the current monthly fee.

7.	INDEPENDENT CONTRACTOR

String Cubed is acting as an independent contractor and not as an employee, agent, partner, joint venturer, or owner of Timeplast.

8.	TERM

This Agreement shall commence on the Effective Date and continue on a month-to-month basis unless terminated by either party upon thirty (30) days written notice.

9.	TERMINATION

Upon termination:

(a)	All unpaid invoices shall become immediately due and payable;

(b)	Timeplast’s license under Section 5 shall terminate unless otherwise agreed in writing;

(c)	Ownership of all intellectual property shall remain exclusively with String Cubed.

10.	LIMITATION OF LIABILITY

Neither party shall be liable to the other for consequential, incidental, special, or punitive damages arising out of this Agreement.

11.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law principles.

12.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior oral or written understandings regarding the monthly filament development services described herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

STRING CUBED, INC.

By:	/s/ Manuel Rendon

Name:	Manuel Rafael Rendon

Title:	President & Chief Executive Officer

Date:	6/1/2026

TIMEPLAST, INC.

By:	/s/ Manuel Rendon

Name:	Manuel Rafael Rendon

Title:	President & Chief Executive Officer

Date:	6/1/2026